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                                                                   Exhibit 10(q)

                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT made as of December 1, 1998 by and between HUMANA INC. (hereinafter "Company"), a Delaware corporation having its principal place of business in Louisville, Kentucky, and Gregory H. Wolf (hereinafter "Employee"):

                                  WITNESSETH:

     WHEREAS, Employee desires to render faithful and efficient service to the Company; and

     WHEREAS, the Company desires to receive the benefit of Employee's service; and

     WHEREAS, Employee is willing to be employed by the Company; and

     WHEREAS, both Company and Employee desire to formalize the conditions of Employee's employment by written agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

     1.  Office.  The Company hereby employs Employee and as President and
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         Chief Executive Officer and Employee hereby agrees to serve the
         Company in such capacity.

     2.  Term of Employment.  Employee's employment shall be for the "Employment
         ------------------
         Period" with the initial term commencing on December 1, 1998 and extending through December 31, 2000. The initial term shall be automatically renewed and extended upon the expiration thereof for successive periods of one (1) year until such time as the Employment Period shall terminate pursuant to the terms of this Agreement, or until the Company on the one hand, or Employee on the other hand, shall terminate the Employment Period by giving written notice to the other party on or before sixty (60) days prior to the expiration date of the initial or any renewal term. The renewal and extension of this Agreement shall also be referred to as the "Employment Period." The effective date of Employee's termination of employment for whatever reason under this Agreement shall be the "Termination Date."

     3.  Responsibilities.  During the Employment Period, Employee shall devote
         ----------------
         his entire business time and attention, except during reasonable vacation periods, to, and exert his best efforts to promote, the affairs of the Company, and shall render such services to the Company as may be required by the Board of Directors of the Company
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         ("Board") consistent with his employment as Chief Executive Officer.
         Nothing herein contained shall preclude service by Employee on a reasonable number of boards of directors or trustees of other entities not engaged in any business competitive with the business of the Company, provided that Employee shall discuss any such board service in advance with the Company's Board.

     4.  Incapacity.  If, during the Employment Period, Employee should be
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         prevented from performing his duties or fulfilling his responsibilities by reason of any incapacity or disability for a continuous period of six (6) months, then the Company's Board, in its sole and absolute discretion, may, based on the opinion of a qualified physician, consider such incapacity or disability to be total and may on ninety
         (90) days written notice to Employee terminate the Employment Period. Benefits and payments shall be made under this Agreement following incapacity as if it were a termination without Good Cause in accordance with Section 8(a).

     5.  Death.  The Employment Period shall automatically terminate upon the
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         death of Employee, and payments will be made to the Employee's estate as if it was a termination without Good Cause in accordance with
         Section 8(a).

     6.  Compensation.  During the Employment Period, Employee shall (i)
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         receive a base salary (hereinafter "Annual Base Salary") that shall be an annual amount of not less than Eight Hundred Thousand Dollars ($800,000) payable in accordance with the payroll practices of the Company, and shall (ii) participate in an incentive plan providing for a target incentive compensation amount of not less than one hundred percent (100%) of his Annual Base Salary.

     7.  Benefit Plans and Programs.  During the Employment Period, Employee
         --------------------------
         shall be eligible for participation in all benefit plans and programs, including those for executive employees, made available by the Company to its respective employees.

     8.  Severance Payments.
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         (a)  In the event that Employee's employment is terminated by (i) the
              Company while this Agreement is in effect without Good Cause as defined in Sections 8(c)(1), (2) or (3) hereof, (ii) by the Company for Good Cause as defined in Section 8(c)(4) hereof, (iii) because the Company terminates the Employment Period pursuant to
              Section 2 of this Employment Agreement, (iv) by reason of incapacity or disability in accordance with Section 4, or (v) by reason of death in accordance with Section 5:

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               (1)  The Company shall pay to Employee or his estate, no later than thirty (30) calendar days after such Termination Date, an amount equal to any unpaid current Annual Base Salary accrued through the Termination Date, his bonus, calculated at one hundred percent (100%) of his Annual Base Salary prorated for the current fiscal year through the Termination Date, plus one (1) times the sum of his then current Annual Base Salary and bonus, calculated at one hundred percent (100%) of his Annual Base Salary. The Company shall continue to keep in full force and effect all plans or policies of medical, accident and life insurance benefits with respect to Employee and his dependents with the same level of coverage available to employees under the terms of those employee benefit plans for a period of twelve (12) months, upon the same terms, costs and otherwise to the same extent as such plans are in effect for employees of the Company who were similarly situated to Employee as of the Termination Date.

               (2) All restricted shares previously awarded to Employee but not yet vested shall become vested and non-forfeitable as of the Termination Date.

               (3) To the extent stock options granted to Employee have not become fully vested and exercisable as of the Termination Date, such options shall become fully vested and all vested stock options shall be exercisable for two (2) years commencing on the Termination Date.

          (b) In the event that Employee's employment is terminated by the Company for Good Cause as defined in Sections 8(c)(1), (2) or
               (3):

               (1) The Company shall pay to Employee, no later than thirty (30) calendar days after the Termination Date, an amount equal to his then current Annual Base Salary accrued but unpaid through the Termination Date; and Employee shall have a period of ninety (90) days after such Termination Date in which to exercise any exercisable vested stock options, subject to the provisions of any applicable stock option agreement.

               (2) Any restricted shares or stock options previously granted but still subject to restriction or unvested at the Termination Date shall be forfeited.

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          (c)  Good Cause shall mean the Company's Board has determined in good faith, without being bound by the Company's progressive discipline policy for employees:

               (1) that Employee has engaged in acts or omissions against the Company or any of its subsidiaries constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or misfeasance; or

               (2) that Employee has been arrested or indicted in a possible criminal violation involving fraud or dishonesty; or

               (3) that Employee has intentionally and in bad faith acted in a manner which results in a material detriment to the assets, business or prospects of the Company or any of its subsidiaries; or

               (4) that Employee has failed to perform on a prolonged basis, where such failure is considered to be substantial and where corporate performance expectations have been previously agreed upon with the Employee on an annual basis. Further, the failure to perform must be because of things considered to be within the reasonable control of the Employee, generally of an operating or strategic nature, and excluding performance primarily resulting from things clearly beyond the reasonable control of Employee, such as the following:

                    (A) a drop in the Company's stock share price as a result of an overall market correction,
                    (B) severe national economic conditions, or
                    (C) adverse problems intrinsic to the Company's industry.

          (d) In the event that Employee's employment is terminated (i) because the Employee terminates the Employment Period pursuant to Section 2 of this Employment Agreement or (ii) because Employee voluntarily leaves the employ of the Company during the Employment Period, then the Company shall pay to Employee, no later than thirty (30) calendar days after such Termination Date, an amount equal to any unpaid current Annual Base Salary accrued through the Termination Date, plus one (1) times his then current Annual Base Salary. Any bonus finally determined to be payable at the end of the fiscal year in which the Termination Date is included shall be prorated for the period up to and including the Termination Date and shall be promptly paid to Employee at the same time any other similar bonuses are paid to any

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               other employee of the Company for such fiscal year. The Company shall continue to keep in full force and effect all plans or policies of medical, accident and life insurance benefits with respect to Employee and his dependents with the same level of coverage available to employees under the terms of those employee benefit plans for a period of twelve (12) months, upon the same terms, costs and otherwise to the same extent as such plans are in effect for employees of the Company who were similarly situated to Employee as of the Termination Date.

          (e) Following the Employment Period, Employee shall be eligible for continuation of health and dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) for eighteen (18) months. For the first twelve (12) months, Employee's cost will be an amount equal to the normal employee contribution. Thereafter, the cost will be an amount equal to the COBRA cost of such coverage. During the first eighteen (18) months, Employee may elect any of the coverages available to Humana employees. Thereafter, Humana agrees that Employee may elect coverage under any of the insured products offered by Humana's health insurance or HMO subsidiaries for Employee, his spouse as of the date hereof ("Spouse"), and any eligible dependent until the later of Employee's age sixty-five (65) or eligibility for Medicare coverage (hereinafter "Extended Coverage"). At the earlier of Employee attaining Medicare eligibility or death, Employee's Spouse and any now current eligible dependent of Employee and Spouse will be eligible for Extended Coverage until the later of Spouse's age sixty-five (65) or Medicare coverage eligibility. If at any time during which the Extended Coverage is in effect Employee or his Spouse obtains Medicare or becomes eligible for other employee group health insurance coverage which does not exclude a pre-existing condition of Employee, Spouse or dependent, Humana's obligation will cease as to the one who has obtained Medicare or, in the case of other employee group health coverage, as to that person and their eligible dependents. Employee's premium for the Extended Coverage and Spouse's premium, if she retains Extended Coverage, will be amount equal to the COBRA cost of such coverage. If Humana hereafter adopts a retiree health insurance program and Humana still has obligations under this provision, Employee will be offered the option of participating in that program in lieu of the Extended Coverage described herein. The health and dental insurance benefits hereunder shall be administered in conjunction with any other similar benefits which the Employee has from the Company but in no case shall be duplicative.

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      9.  Termination After A Change in Control. In the event of a "Change in
          -------------------------------------
          Control" of the Company (as defined as of the date hereof in the Company's 1996 Stock Incentive Plan for Employees), if, within twenty-four (24) months following the closing of such a Change in Control (or at any time prior thereto but in contemplation thereof):

          (i) There is a material reduction in the Employee's title, authority or responsibilities, including reporting responsibilities;

          (ii)  The Employee's Annual Base Salary is reduced;

          (iii) The Employee's office at which he is to perform his duties is relocated to a location more than thirty (30) miles from the location at which the Employee performed his duties prior to the Change in Control;

          (iv) The Company fails to continue in effect any incentive, bonus or other compensation plan in which the Employee participates, unless the Company substitutes a substantially equivalent benefit;

          (v) The Company fails to continue in effect any employee benefit plan (including any medical, hospitalization, life insurance, dental or disability benefit plan in which the Employee participated) or any material fringe benefit or perquisite enjoyed by the Employee at the time of the Change in Control, unless the Company substitutes benefits which, in the aggregate, are substantially equivalent;

          (vi) The Company breaches any material provision of this Employment Agreement; or

          (vii) The Company fails to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Employment Agreement;

          Then the Employee shall have the option to voluntarily terminate his employment and the Company shall:

          (a) Pay the Employee his full base salary earned but not yet paid through the Termination Date at the greater of the rate in effect at the time of the Change in Control or the Termination Date ("Higher Annual Base Salary"), plus any bonuses or incentive compensation which, pursuant to the terms of any compensation or benefit plan, have been earned and are payable as of the

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               Termination Date. For purposes of this Agreement, bonuses and incentive compensation shall be considered payable if all conditions for earning them have been met and any requirement that Employee be actively employed as of the date of payment shall be disregarded.

          (b) Pay the Employee a lump sum in an amount equal to two and one-half (2 1/2) times the amount equal to the sum of (1) the Employee's Higher Annual Base Salary plus (2) the maximum target bonus or incentive compensation which could have been earned by the Employee calculated as if all relevant goals had been met during the then current fiscal year of the Company pursuant to the terms of the incentive compensation plan in which he participates. If there is no incentive compensation plan in effect as of the Termination Date, then for purposes of this Agreement it shall be assumed that the amount of incentive compensation to be paid to the Employee shall be the maximum target amount under any incentive compensation plan in which he participated at the date of the Change in Control or the most recent plan participated in, whichever would be greater.

          (c) Maintain in full force and effect for the benefit of the Employee and the Employee's dependents and beneficiaries, at the Company's expense, all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the Employee and/or the Employee's dependents and beneficiaries participated immediately prior to the Termination Date, provided that continued participation is possible under the general terms and provisions of such plans and programs ("Extended Benefits"). The Extended Benefits shall be continued until the earlier of (A) the second (2nd) anniversary of the Termination Date, (B) the effective date of the Employee's coverage under equivalent benefits from a new employer (provided that no such equivalent benefits shall be considered effective unless and until all pre-existing condition limitations and waiting period restrictions have been waived or have otherwise lapsed), or (C) the death of the Employee. If participation in any such plan or program is barred, the Company shall arrange at its own expense to provide the Employee with benefits substantially similar to those which he was entitled to receive under such plans and programs. At the end of the period of coverage, the Employee shall have the right to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy relating specifically to him. Employee shall be entitled to continuation coverage as provided by COBRA at the conclusion of the coverage provided under this Section.

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          The amount of any payment or benefit provided for in this Section 9 shall be offset by any lump sum cash payments due the Employee upon termination under any other provisions of this Employment Agreement.

          (d) To the extent that any amounts or payments in the nature of compensation [within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Section 280G")] to or for the benefit of the Employee under this Employment Agreement or otherwise (or any part of such amount or other payment) constitutes an "excess parachute payment" within the meaning of Section 280G and Section 4999 of the Internal Revenue Code, then the Company shall pay to Employee an additional sum such that, after all taxes applicable to the receipt of such amount have been subtracted therefrom, the remaining amount will equal the sum of the amount of tax imposed with respect to the "excess parachute payment," plus any interest and penalties thereon (other than those caused solely by Employee's action or inaction). Therefore, the effect shall be to maintain the Employee in the same financial position that he would have been in had no tax under Section 280G been imposed.

     10.  Restrictive Covenants.  Employee shall not during the Employment
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          Period, directly or indirectly, alone or as a member of a partnership or association, or as an officer, director, advisor, consultant, agent or employee of any other company, be engaged in or concerned with any other duties or pursuits requiring his personal services except with the prior consent of the Company's Board. Nothing herein contained shall preclude the ownership by Employee of stocks or other investment securities.

     11.  Confidential Information and Trade Secrets.
          ------------------------------------------

          (a) Employee recognizes that Employee's position with the Company requires considerable responsibility and trust, and, in reliance on Employee's loyalty, the Company may entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

          (b) For purposes of this Agreement, a "Trade Secret" is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company. "Confidential Information" is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company's business plans, business prospects, training manuals, product development plans, bidding and

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               pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The terms "Trade Secret" and "Confidential Information" shall not apply to information which is (i) already in Employee's possession (unless such information was used in connection with formulating the Company's business plans, obtained by Employee from the Company or was obtained by Employee in the course of Employee's employment by the Company), or (ii) required to be disclosed by any applicable law.

          (c) Except as required to perform Employee's duties hereunder, Employee will not use or disclose any Trade Secrets or Confidential Information of the Company during employment, at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of Employee in violation of this Section 11.

          (d) Upon the request of Company and, in any event, upon the termination of employment hereunder, Employee shall surrender to the Company all memoranda, notes, records, plans, manuals or other documents pertaining to the Company's business or Employee's employment (including all copies thereof). Employee will also leave with the Company all materials involving Trade Secrets or Confidential Information of the Company. All such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee's right, title and interest in and to any and all of such information and materials.

     12.  Covenant Not To Compete.  Employee hereby covenants and agrees that
          -----------------------
          for a period commencing on the date hereof and ending twelve (12) months after ceasing employment with the Company for whatever reason, he shall not:

          (a) Compete in any way with the Company without the Company's prior written consent.

          (b) Interfere with the relationship of the Company and any employee, agent or representative.

          (c) Divert, or attempt to cause the diversion from the Company, any business with which the Company has been actively engaged in during any part of the past two (2) year period preceding the Termination Date, nor interfere with

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               relationships of the Company with policyholders, dealers,
               distributors, marketers, sources of supply or customers.

          Employee further specifically acknowledges that the geographic area to which the covenants contained in this Section 12 apply is the same geographic area in which the Company transacted its business during any part of the twelve (12) month period immediately prior to the Termination Date. The time period during which the prohibitions set forth in this Section 12 apply shall be tolled and suspended as to Employee for a period equal to the aggregate quantity of time during which Employee violates such prohibitions in any respect.

     13.  Specific Enforcement.  Employee specifically acknowledges and agrees
          --------------------
          that the restrictions set forth in Sections 11 and 12 hereof are reasonable and necessary to protect the legitimate interest of the Company and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee further acknowledges and agrees that any violation of the provisions of Sections 11 or 12 hereof will result in irreparable injury to the Company, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and that in the event of any such breach, the Company, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course, and to permanent injunctive relief without the necessity of proving actual damages.

     14.  Effect of Termination of the Employment Period.  Upon the termination
          ----------------------------------------------
          of the Employment Period, this Agreement shall terminate, and all of the parties' obligations hereunder shall forthwith terminate, except that rights and remedies accruing prior to such termination or arising out of this Agreement shall survive.

     15.  Notice.  Any notice required to be given by the Company hereunder to
          ------
          Employee shall be in proper form and signed by an officer or Director of the Board of the Company. Until one party shall advise the other in writing to the contrary, notices shall be deemed delivered:

          (a) To the Company if delivered to the Chairman of the Board of the Company, or if mailed, certified or registered mail postage prepaid, to Humana Inc., 500 West Main Street, Louisville, Kentucky 40202; Attention: Chairman of the Board, with a copy to the Company's General Counsel.

          (b) To employee if delivered to Employee, or if mailed to him by certified or registered mail, postage prepaid, to Gregory H. Wolf, 211 Waterleaf Way, Louisville, Kentucky 40207.

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     16.  Benefit.  This Agreement shall bind and inure to the benefit of the
          -------
          Company and the Employee, their respective heirs, successors and assigns.

     17.  Severability.  If a judicial determination is made that any of the
          ------------
          provisions of this Employment Agreement constitutes an unreasonable or otherwise unenforceable restriction against Employee, such provision shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Employment Agreement shall be empowered to sever any portion of the territory or prohibited business activity from the coverage of Sections 11 or 12 and to apply the provisions to the remaining portion of the territory or the remaining business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this Employment Agreement are determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Employee.

     18. Other. This Employment Agreement shall, as of its effective date, replace and supercede the Employment Agreement dated December 1, 1997 between the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:                                      HUMANA INC.



BY:________________________________          BY:________________________________
     Corporate Secretary                          David A. Jones
                                                  Chairman of the Board


WITNESS:                                     "EMPLOYEE"



___________________________________          ___________________________________
                                                  Gregory H. Wolf

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